Final Transcript

Conference Call Transcript

LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

Event Date/Time: Aug 03, 2010 / 03:00PM GMT

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Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Will Eglin
Lexington Realty Trust - President, CEO, COO

Pat Carroll
Lexington Realty Trust - EVP, CFP, Treasurer

CONFERENCE CALL PARTICIPANTS

Stephen Swett
Morgan Keegan - Analyst

Anthony Paolone
JPMorgan - Analyst

John Guinee
Stifel Nicholaus - Analyst

PRESENTATION

Operator

Good morning and welcome to the Lexington Realty Trust second quarter earnings conference call. (Operator Instructions.) It's now my pleasure to turn the call over to your host, Lexington's Chief Executive Officer, Mr. Will Eglin. Please go ahead.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thank you. Hello, and welcome to the Lexington Realty Trust's second quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call which you can access in the same section. At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements. Joining me today from management are my longtime partners, Robert Roskind, our Chairman, and Patrick Carroll, our Chief Financial Officer, and other members of management.

And now I would like to begin by discussing our operating results. Lexington generated good results in its real estate portfolio for the second quarter of 2010. We executed well in of all of our key areas including leasing, capital recycling through dispositions and refinancings, balance sheet management, and operating efficiency. For the quarter, our reported funds from operations were $0.23 per share after adjusting for a few charges as detailed in the earnings release.

We ended the quarter with $130.6 million of cash which was our strongest cash position since September, 2008. In the second quarter, we continued to monetize assets and execute on our capital recycling initiative. Total disposition activity for the quarter was approximately $39.4 million at a weighted average cap rate of 8.3% and this includes the effective disposition of our lease hold interest in Salt Lake City that we have fully monetized in a previously announced credit tenant lease financing. Our strategy is to continue with our capital recycling effort by selling non-core properties, particularly our multi-tenant properties, in order to create additional liquidity and focus our portfolio strategy on our core single-tenant office and industrial properties.

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

So far in the third quarter, we have sold three unencumbered multi-tenant office properties for $69.7 million at an annualized cap rate of 0.6% bringing our disposition volume for the year to $149 million at a cap rate of 4.7%. Given the success of the program and the strong values we have generated in the sales process, we will be marketing additional properties for sale over the balance of the year. And we believe that by our next reporting period, we will have reached $190 million of dispositions, the low end of our current guidance, and expect at that time to be able to revisit the upper end of the range which is currently $225 million. However, these expectations are dependent on many factors beyond our control.

On the financing front, during the second quarter, Lexington closed a mortgage financing of $9 million at a fixed rate of 5.5% with a 5-year maturity, secured by the Canal Insurance property that we bought at the end of last year. In addition, and as I just discussed, we monetized the remaining stream of lease payments on our Salt Lake City, Utah, leasehold interest in an 18 year, credit tenant lease financing, at a 5.53% interest rate, raising $37 million which equates to a cap rate of about 8.8%.

As mentioned last quarter, we have been in the market with requests for financing on properties with mortgage debt maturing this year, and we have received a variety of attractive quotes to refinance these and other properties on a cross collateralized basis. Rather than encumber our assets now with this type of financing, we plan to retire maturing mortgages with cash and sale proceeds. Accordingly, in July, we retired $29.8 million of mortgage debt, which would have matured later this year. Overall, our financial flexibility has continued to increase. We have improved our liquidity and we have $175 million of available credit line capacity after adding a new bank to our lending syndicate during the quarter.

From an operating perspective, our general and administrative costs decreased about 21% compared to second quarter last year, and we continue to execute on opportunities to make our operations more efficient. On the leasing front, we had another strong quarter with 17 new and extended leases executed for 1 million square feet while leases for 330,000 square feet expired and were not renewed. During the second quarter, cash rents decreased by 3.3% and GAAP rents decreased by 2.5% on renewals, but this is directly attributable to the extension of the lease on the Salt Lake City, Utah, property that allowed us to monetize the assets in the credit tenant lease financing previously discussed.

Absent this lease, renewal rents would have been essentially flat. We encourage you to review our rollover schedule in our supplemental disclosure package which shows that at quarter end, we had just 0.1% of rental revenue expiring in the reminder of 2010 in our single-tenant portfolio, and 5.7% in 2011. We haven't had any material lease defaults and credit quality has held up well in spite of continuing economic uncertainty. Portfolio occupancy at quarter end was 91.5% which continues to be healthy, and we expect overall occupancy for the portfolio to improve later this year as a result of the sales of vacant properties.

It's true that we continue to be in a challenging leasing environment. We are currently negotiating new leases and extensions which total approximately 1.3 million square feet. In our portfolio, we currently have or expect to have about 3.6 million square feet of space available for lease this year. We expect vacancy to be reduced by the sale of vacant properties totalling 650,000 to 1 million square feet and the execution of new and renewal leases totalling 400,000 to 600,000 square feet. And as a result, we are currently forecasting that our 2010 occupancy at year end will be between 93% and 95%. Looking at next year, we have about 2.6 million square feet of space scheduled to expire. And our current forecast is that we expect to lease about 1.9 million square feet.

We continue to work very diligently on new investments and currently we have two transactions, totalling about $50 million, under contract on our investment pipeline. Each of these is a build -to-suit project that we expect to contribute to our financial results next year, and we believe these are very attractive opportunities for us, given that they are long term net leases at an average going-in cap rate of above 9% and this equates to between 10% and 11.4% on a GAAP basis. We expect to finance our acquisition pipeline with mortgage financings and proceeds from our capital recycling program and each of these transactions is being acquired at a cap rate that is accretive relative to the cap rate at which we have been selling our properties for.

Now, I'll turn the call over to Pat who will take you through our results in more detail.

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Thanks, Will. During the quarter, Lexington had gross revenue of $86.1 million, comprised primarily of lease rents and tenant fee investments. The decrease in the second quarter 2010 revenue compared to the second quarter of 2009 relates primarily to the decrease in occupancy at 100 Light Street, and in our Orlando property. Under GAAP, we are required to recognize revenue on a straight line basis over the non cancelable lease terms, plus any periods covered by a bargained renewal option. In addition, the amortizations of above and below market leases are included directly in rental revenue.

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

In the quarter, GAAP rents were in excess of cash rents by about $4.9 million including the effect of above and below market leases. We have also included on page 41 of the supplement our estimates of both cash and GAAP rents for the reminder of 2010 through 2014. In the quarter, we recorded a $1.6 million noncash charge related to our forward equity commitment entered into in 2008 as a result of the change in our share price from March 31 to June 30.

We also recorded $26 million in impairment charges including charges included in discontinued operations, primarily relating to properties disposed of and investments written down to estimated fair value. On page 39 of the supplement, we have disclosed selected income statement data for our consolidated but non wholly-owned properties and our joint venture real estate investments. Our G&A decreased $1.3 million in the second quarter compared with the second quarter of 2009. The primary drivers for this decrease are lower professional fees and personnel costs.

Now looking at the balance sheet, our balance sheet is strong and we have continue to increase our financial flexibility. We had $130.6 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money held with lenders as escrow deposits on mortgages. At quarter end, we had about $2 billion of debt outstanding which had a weighted average interest rate of about 5.8%.

Included in intangibles is the allocation of the purchase price of properties related to in-place and above-market leases and customer relationships in accordance with GAAP. Also, we have about $101 million in below market lease liabilities. The significant components of other assets and liabilities are included on page 40 of the supplement. During the quarter ended June 30, 2010, the Company capitalized $1.1 million in lease costs, $2.8 million in TI costs and $7.7 million in capital improvements including $2.8 million spent at 100 Light Street. On pages 29 through 33 of the supplement, we disclosed the details of all consolidated mortgages maturing through 2014.

Now I would like to turn the call back over to Will.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thanks, Pat. In summary, this was a good quarter for Lexington on every level, and we are pleased with our progress and the investment opportunities we are uncovering. Occupancy held up well. Leasing continues to be consistent with our expectations, our balance sheet and debt maturity profile are significantly improved, and we have been able to source several investment opportunities that we believe are very attractive. That being said, we continue to have a high degree of success in selling properties and unlocking significant value that we do not believe is reflected in our share price. Sales continue to be a great value proposition for shareholders, and we are accelerating our property sales efforts accordingly.

Operator, I have no further comments at this time, so we are ready for you to conduct the question and answer portion of the call.

QUESTION AND ANSWER

Operator

(Operator Instructions.) And we'll take our first question from Steve Swett with Morgan Keegen.

Stephen Swett - Morgan Keegan - Analyst

Hi and thanks very much. Hi guys. Will, on the build-to-suit opportunities in addition to the two you mentioned that I think you said were under contract, is there a pipeline behind that of transactions you are looking at as well?

Will Eglin - Lexington Realty Trust - President, CEO, COO

There's two others that would total about $60 million, Steve, that we continue to work on. They just haven't made it to contract status. But one of those we mentioned on the last call and there's been one other transaction that we think we have a chance to put under contract. Pending a similar pricing to the ones that we have under contract.

Stephen Swett - Morgan Keegan - Analyst

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

As you look at the dispositions into the second half, obviously you've got two types of assets, some high occupancy and higher yields, some lower occupancy and lower yields. Can you give a sense of what the mix of those assets is in the second half still?

Will Eglin - Lexington Realty Trust - President, CEO, COO

I would say that it's pretty well-balanced. To be honest, we are having a little bit of — we're taking a little bit longer to process some sales that are on some vacancies where we have mortgages that need to be assumed. So that's a little bit of a more time-consuming process than we thought. I would say that the balance is probably pretty evenly mixed between properties that have fairly decent occupancy and next to none.

Stephen Swett - Morgan Keegan - Analyst

Okay. And then last question, Pat, you've got the high cash balances today. Given the timing of the loan maturities and dispositions coming, how do you think that cash balance tracks in the second half of the year?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Steve, it all depends on the timing of the investments and the pay off of the mortgages. I'd say right now — like I said, we had $100 million of cash on the books at quarter end and plus the $30 million in restricted. Right now, after the sales and paying our dividends, we are back up to around $95 million. So I know we're still running with a pretty solid cash balance. The mortgages maturing the rest of the year, we'll settle — take those out in cash. So that will eat into it. But right now it's still a pretty healthy cash balance.

Stephen Swett - Morgan Keegan - Analyst

Thanks.

Operator

Our next questions comes from Anthony Paolone with JPMorgan.

Anthony Paolone - JPMorgan - Analyst

Thank you. Can you talk about these build-to-suits and where they are coming from? You did a couple in industrial and then I don't know what property type the couple that you have teed up are in. But just wondering if this is coming from a common source or if you have gone out to the market and said these are the kinds of things you'd rather see or if it just happens to be playing out this way?

Will Eglin - Lexington Realty Trust - President, CEO, COO

The two properties under contract are industrial and the two others that we are working on are also industrial, Tony. So we think there's an opportunity for us in the forward market because there's inefficient pricing. So we think we can get a pretty nice yield premium. So we have been focusing on that part of or franchise if you will to uncover investment opportunities. The two properties we have under contract are with builders that we have done business with before. So those are direct transactions and we think there's some value add by being able to do repeat business with builders that we've worked with before.

Anthony Paolone - JPMorgan - Analyst

Is — do you think there's a lot more of this stuff out there behind all of these with these folks?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

Hard to say. You know, we are happy with what we've got. I don't think we are at the point where we are ready to predict that there's much more volume. It's still, I think, fairly slow out there from a new construction standpoint. So we will have to take it as it comes and make sure that we are emphasizing quality versus stretching for volume.

Anthony Paolone - JPMorgan - Analyst

Okay. And can you give us an update on 100 Light Street and what you are seeing there?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Yes, we are seeing very strong tenant interest in terms of number of showings, et cetera. And I would be surprised if we couldn't report more leasing progress there prior to year end.

Anthony Paolone - JPMorgan - Analyst

Okay. And last question. Do you have tenant improvements, leasing commissions and maintenance CapEx for the second half of the year and thoughts on what those might look like?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Yes. Just a second. I think over the second half, we probably spent about $9 million.

Anthony Paolone - JPMorgan - Analyst

Okay. Thank you.

Operator

We'll move on from Stifel we have John Guinee.

John Guinee - Stifel Nicholaus - Analyst

Hi. Nice job, guys.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thanks, John.

John Guinee - Stifel Nicholaus - Analyst

All right. A bunch of just little miscellaneous questions. First, on your Salt Lake City deal, does that stay on the balance sheet in any way shape or form?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Yes, it does, John. It does stay on the balance sheet.

John Guinee - Stifel Nicholaus - Analyst

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

And where is it?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Although — It's where it always was. It's in real estate, in the mortgages included and mortgages payable. We recognize rent on it and we recognize interest expense on it and we recognize depreciation on it. There really is no change. It's just like putting a mortgage on a property. Although, we've completely monetized our value.

John Guinee - Stifel Nicholaus - Analyst

Okay, so you have no economic interest anymore, but you are going to continue to show it on the balance sleet?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Yes, and then we have — Yes, that's right. We have $37 million of cash and no economic value going forward from either residual or the rent stream itself. It was a — we had discussions with our auditors and they came down and said you can't take it down the balance sheet because you didn't sell it. That's in essence what they said.

John Guinee - Stifel Nicholaus - Analyst

Okay. All right. What assets did you sell in the third quarter? $70 million, I think it was three mostly vacant office buildings?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Well, occupancy for the three on a blended basis was about 67%.

John Guinee - Stifel Nicholaus - Analyst

Okay.

Will Eglin - Lexington Realty Trust - President, CEO, COO

The big sale was 255 California Street —

John Guinee - Stifel Nicholaus - Analyst

Okay.

Will Eglin - Lexington Realty Trust - President, CEO, COO

— in San Francisco and then we sold another property in Irvine, California and another outside Dallas.

John Guinee - Stifel Nicholaus - Analyst

Okay.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

And none of those properties were in the borrowing base supporting our line. They didn't have any debt. So we freed up a lot of unrestricted liquidity from those sales.

John Guinee - Stifel Nicholaus - Analyst

Okay. On the acquisition side, it looks like you — if we are doing the math right, are paying about $35 a foot in Shelby, North Carolina, but $53 a foot somewhere in Mississippi. Can you talk through if those numbers are correct and why one building would be about $35 a square and the other would be $53 a square? Both of which seem to be somewhere in the southeast?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Yes. The ASICS building outside Memphis is higher clear height and has just a higher level of finish and stronger frame to support overhead racking. And that's really the difference in the cost.

John Guinee - Stifel Nicholaus - Analyst

Okay. You have — on a sources and uses perspective, as I recall you have a preferred equity loan, for lack of a better term, to the Inland joint venture? How much is that? When is it due? And where does it show up on the balance sheet?

Will Eglin - Lexington Realty Trust - President, CEO, COO

It's about $180 million, John. And it doesn't show up at its full face amount on the balance sheet because we had a lot of those asses were contributed to the ventures. There was carry-over basis. So on our balance sheet we currently show —

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

About $50 million.

Will Eglin - Lexington Realty Trust - President, CEO, COO

About $50 million as investments and joint ventures. That joint venture has a buy-sell in 2012. And after mortgage debt our preferred would come out next, so it's a senior position.

John Guinee - Stifel Nicholaus - Analyst

Okay.

Will Eglin - Lexington Realty Trust - President, CEO, COO

And as long as the properties can be sold at — today, with roughly an 11% cap on in-place rents. We would have roughly $180 million of cash coming back to us that because of the carry-over basis is not reflected that on balance sheet.

John Guinee - Stifel Nicholaus - Analyst

Due in payable in 2012 is roughly $180 million and that's free cash flow?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

(Overlapping speakers.) I think it's closer to about $170 from a preferred standpoint.

Will Eglin - Lexington Realty Trust - President, CEO, COO

And then we do have an unpaid 9% return on our common investment that would come out after which would bump the $170 up.

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

That's right.

Will Eglin - Lexington Realty Trust - President, CEO, COO

So we think by 2012, it's probably a $180 million cashout for us.

John Guinee - Stifel Nicholaus - Analyst

Okay. Are you booking the 9% on your common?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Yes, we're taking — well, the way it works is— the answer is yes, John. On the GAAP, you have to do a hypothetical liquidation book value method. So we do pick up — you calculate it as if what you would get if you liquidated it every quarter. So yes, we are — I would say yes, are picking that up.

John Guinee - Stifel Nicholaus - Analyst

And that's coming in equity and earnings of unconsolidated JVs?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

That's right, and it increased the investment [updates] on that.

John Guinee - Stifel Nicholaus - Analyst

Equity and earnings of unconsolidated JVs looks like it was about $5.2 million last quarter, about $5.4 million this quarter. Is that a good run rate?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Yes, I would say so.

John Guinee - Stifel Nicholaus - Analyst

Okay, and then sort of lastly, you guys have a very light maturity schedule through 2012, I guess with one exception. It looks like both the Wells and the Owens Corning renewals for 2010 were just one year. Are they expected to vacate in 2011?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

I think Wells will be out. That property is in the joint venture. That's in the — we don't have — we don't own all of that one. Owens Corning has been renewing from year to year for a while. So I don't necessarily think that's a moveout.

John Guinee - Stifel Nicholaus - Analyst

Okay. Can you just look at your page 14 and then page 17 of your lease rollover schedule? And just tell us maybe in 2012 and 2013 if there are any major leases where the tenants aren't occupying now which would could pretty much assume would dark at lease expiration?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Well, I think looking at 2012, certainly the building lease to Principal Life in Des Moines I think will probably be an empty one. But beyond that, I don't — and the Hartford Fire Insurance Company, that expires at the end of 2012 in the office area, I would characterize those two as known moveouts.

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

On the industrial side, Ceva Logistics is a big one.

Will Eglin - Lexington Realty Trust - President, CEO, COO

I don't feel like we have any known moveouts there at this time.

John Guinee - Stifel Nicholaus - Analyst

Okay. And then can you just quickly, within the $26 million of impairment charges, which assets were those?

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

The main one, John, was the property that was sold in the third quarter, the office building in Irvine. That was about 18 million of it.

John Guinee - Stifel Nicholaus - Analyst

Okay.

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

The rest of it is two relatively small retail properties that are vacant that we took about $4 million on. And then the — we took also about a $3.7 million charge on a note receivable that we had from a property we sold previously in 2004, I believe, that is first mortgage on a property in Wilsonville, Oregon, leased to Hollywood Entertainment. Hollywood is obviously liquidating, and we wrote just — we wrote the note down to what we think we could sell it for vacant.

John Guinee - Stifel Nicholaus - Analyst

(Overlapping speakers.) Lastly, Pat, can you run through your second quarter capitalized numbers again? We missed them on (overlapping speakers.)

Pat Carroll - Lexington Realty Trust - EVP, CFP, Treasurer

Final Transcript
Aug 03, 2010 / 03:00PM GMT, LXP - Q2 2010 Lexington Realty Trust Earnings Conference Call

Sure. No problem. From a lease cost, we capitalized $1.1 million. TI, $2.8 million. And capital improvements to property was $7.7 million and $2.8 million of that $7.7 was Light Street.

John Guinee - Stifel Nicholaus - Analyst

Gotcha. Okay, anything we forgot to ask?

Will Eglin - Lexington Realty Trust - President, CEO, COO

Not that I can think of, John. You are your usual thorough self, thank you.

John Guinee - Stifel Nicholaus - Analyst

Thank you.

Operator

(Operator Instructions.) That concludes the question and answer session today. At this time, Mr. Eglin, I will turn the conference back over to you for any additional or closing remarks.

Will Eglin - Lexington Realty Trust - President, CEO, COO

Thank you again for joining us this morning. We are very excited about our prospects for 2010 and beyond. And as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package please contact Ashley Fillmore, or you can find additional information on our Company on our website, www.lxp.com. In addition, as always, you may contact me or the other members of senior management with any questions. Thank you.

Operator

Once again, ladies and gentlemen, that does conclude today's conference. Thank you for your participation.

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